UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2013

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

8490 Progress Drive, Suite 300, Frederick, MD	21701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 682-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 23, 2013, U.S. Silica Holdings, Inc. (the “Company”), through its subsidiaries, USS Holdings, Inc., as guarantor, and U.S. Silica Company (“U.S. Silica”), as borrower, and certain of U.S. Silica’s subsidiaries as additional guarantors (collectively, the “Loan Parties”), entered into Amendment No. 3 to the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with BNP Paribas, as administrative agent and the lenders named therein (the “Amendment”). The Amendment refinances U.S. Silica’s existing senior debt by entering into a new $425 million senior secured credit facility, consisting of a $375 million term loan and a $50 million revolving credit facility that may also be used for swingline loans (up to $5 million) or letters of credit (up to $20 million). U.S. Silica may elect to increase the term loan commitment by an amount equal to $100 million plus an amount such that the pro forma ratio of consolidated net leverage to consolidated adjusted EBITDA (as defined in the Credit Agreement) of the Loan Parties and their subsidiaries would be less than 3.00:1.00, if the financial institutions designated by U.S. Silica agree to accept the additional commitments. The Credit Agreement is secured by substantially all of the assets of U.S. Silica and U.S. Silica’s domestic subsidiaries and a pledge of the equity interests in such entities. The term loan commitment expires July 23, 2020 and the revolving credit facility commitment expires July 23, 2018.

A portion of the term loan proceeds were used to repay U.S. Silica’s existing $255 million term loan and amounts outstanding under its existing asset-backed revolving credit facility and to pay fees and expenses associated with the refinancing. The additional proceeds available from the term loan and the revolving credit facility will be available for excess cash, which can be used for acquisitions, investments, dividends, and share repurchases, and for other general corporate purposes. Borrowings under the Credit Agreement will bear interest at variable rates as determined at U.S. Silica’s election, at LIBOR or a base rate, in each case, plus an applicable margin. In addition, under the Credit Agreement, U.S. Silica is required to pay a per annum facility fee and fees for letters of credit.

The Credit Agreement contains covenants that, among other things, govern the ability of the Loan Parties and their subsidiaries to create, incur or assume indebtedness and liens, to make acquisitions or investments, to pay dividends and to sell assets. The Credit Agreement also requires the Loan Parties and their subsidiaries to maintain a consolidated leverage ratio of no more than 3.75:1.00 as of the last day of any fiscal quarter whenever usage of the revolving credit facility (other than certain undrawn letters of credit) exceeds 25% of the revolving credit facility commitment. These covenants are subject to a number of important exceptions and qualifications. The Credit Agreement includes events of default and other affirmative and negative covenants that are usual for facilities and transactions of this type.

The foregoing description of the Amendment and the Credit Agreement is not complete and is qualified in its entirety by reference to the complete terms of the Amendment and the Credit Agreement, a copy of which is filed as Exhibit 10.1 and which is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective July 23, 2013, in connection with the execution of the Amendment disclosed above, the Company, through certain of its subsidiaries as borrowers and guarantors, terminated the $50 million ABL Loan and Security Agreement, dated as of August 9, 2007, as amended, with Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as agent, and the lenders named therein (the “Wells Fargo Credit Facility”). All security interests granted by the Company’s subsidiaries pursuant to the Wells Fargo Credit Facility were released upon termination of the facility.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of July 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2013

U.S. SILICA HOLDINGS, INC.

/s/ Donald A. Merril
Donald A. Merril
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of July 23, 2013.